Exhibit 99.1

Gorman Leaving Pinnacle Airlines Corp. Board

Memphis, Tenn. (November 29, 2007) – Pinnacle Airlines Corp. (NASDAQ: PNCL) has announced that Stephen E. Gorman has resigned as a member of its Board of Directors.  Gorman has served as Chairman of the Board since January 2003.  Current Board member Donald J. Breeding will become Chairman.

“Steve Gorman’s knowledge, experience and integrity made him a guiding force in the success and industry-leading growth Pinnacle is experiencing,” said Philip H. Trenary, President and Chief Executive Officer.  “We are grateful for his leadership and wish him the best in his new endeavor.”

Breeding has been a member of the Pinnacle Board since January 2003.  He has been President and CEO of Airline Management, LLC, and President, CEO and director of Continental Micronesia, a majority owned subsidiary of Continental Airlines.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), an airline holding company, is the parent company of Pinnacle Airlines Inc. and Colgan Air Inc.  Pinnacle Airlines Inc. operates as Northwest Airlink with a fleet of 138 Canadair Regional Jets in the United States and Canada.  Colgan Air Inc. operates as Continental Connection, United Express and US Airways Express with a fleet of 42 Saab 340 and 7 Beech 1900 turboprop regional aircraft.  Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport more than 10 million passengers a year to 134 cities and towns in North America.

Contact:
Joe Williams
901-346-6162
www.pncl.com